Tanger Factory Outlet Centers, Inc.
Exhibit 99.1
News Release

IMMEDIATE RELEASE

Tanger Factory Outlet Centers, Inc. Completes Redemption of Preferred Shares
Updates Earnings Guidance

Greensboro, NC, December 9, 2010 -- Tanger Factory Outlet Centers, Inc. (NYSE: SKT) (the “Company”) today announced that it has completed the redemption of all of its outstanding Class C Preferred Shares (the “Preferred Shares”). The initial redemption price was $25.00 per Preferred Share, plus all accrued and unpaid dividends up to and including the redemption date, without interest, for a total redemption price of $25.198 per Preferred Share. On December 8, 2010, the Company deposited approximately $75,594,000 with the redemption agent, Computershare Trust Company, N.A., for the redemption of the 3,000,000 Preferred Shares outstanding on the December 9, 2010 redemption date, and such funds have been made available to the holders of the Preferred Shares.  From the redemption date forward, dividends on the Preferred Shares will no longer accrue, and holders of the Preferred Shares will have no rights as holders of such shares other than the right to receive the $25.198 redemption price.

If you hold Preferred Shares with a broker (in “street name”), you should contact your broker for information about receiving payment for your Preferred Shares.

Tanger’s common shares trade on the New York Stock Exchange under the symbol “SKT”, and Tanger’s Preferred Shares traded on the New York Stock Exchange under the symbol “SKT-PC”.

In connection with the original issuance of the Preferred Shares in October 2005, the Company incurred approximately $2.5 million in issuance costs and recorded such costs as a reduction to shareholders’ equity.  In accordance with GAAP, the Company will recognize the $2.5 million of issuance costs as a reduction in net earnings to arrive at net income available to common shares for the three months and year ended December 31, 2010.

As a result, the Company has updated its 2010 funds from operations (FFO) guidance to $2.40 to $2.43 per share from $2.42 to $2.48 per share and its net income guidance to $0.63 to $0.66 from $0.65 to $0.71 per share.  The Company's revised earnings guidance does not include the impact of any additional rent termination fees, the sale of any additional out parcels of land or the sale or acquisition of any properties.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc., (NYSE:SKT), is a publicly traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 33 upscale outlet shopping centers in 22 states coast to coast, totaling approximately 10.2 million square feet leased to over 2,100 stores operated by more than 375 different brand name companies. More than 160 million shoppers visit Tanger Outlet Centers annually.  For more information on Tanger Outlet Centers, call 1-800-4 TANGER or visit the company’s web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, the company's ability to lease its properties, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Contact:
Frank C. Marchisello, Jr.
Executive Vice President, Chief Financial Officer and Secretary
(336) 834-6834

Mona J. Walsh
Assistant Vice President, Corporate Communications
(336) 856-6021